EXHIBIT 99.1

For Immediate Release:

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS NET EARNINGS FOR
THE QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2009

Shreveport, Louisiana – February 1, 2010 - Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Bank (the “Bank”), reported net earnings for the quarter ended December 31, 2009, of $249,000 as compared to $139,000 for the quarter ended December 31, 2008.  Earnings per diluted share were $0.08 for the second quarter ended December 31, 2009, compared to $0.04 per diluted share for the quarter ended December 31, 2008.

The increase in net earnings for the quarter ended December 31, 2009, compared to the same period in 2008 was primarily due to a $487,000, or 55.3%, increase in net interest income and a $275,000 increase in non-interest income. These increases were partially offset by a $596,000, or 87.8%, increase in non-interest expense and a $56,000, or 77.8%, increase in income taxes for the quarter ended December 31, 2009, compared to the same period in 2008.  The increase in net interest income was primarily due to an increase in interest income and fees from higher loan originations as a result of the hiring of additional loan officers since 2008, and a decrease in the Company’s cost of funds for the quarter ended December 31, 2009, compared to the prior year period.  The increase in non-interest income was primarily due to increases in gain on sale of investments and gain on sale of loans for the quarter ended December 31, 2009, compared to the prior year period. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense and other expenses associated with the Company’s growth, including the hiring of officers in connection with the commencement of commercial lending activities and the expansion and improvement of our Company offices.

For the six months ended December 31, 2009, the Company reported net earnings of $501,000, or diluted earnings per share of $0.15, an increase of $253,000, or 102.0%, as compared to the $248,000 in net earnings, reported for the six months ended December 31, 2008.  The increase in net earnings for the six months ended December 31, 2009 resulted primarily from an $898,000, or 51.3%, increase in net interest income and a $286,000, or 539.6%, increase in non-interest income.  These changes were partially offset by an $801,000, or 56.1%, increase in non-interest expense, and a $130,000, or 101.6%, increase in income taxes.  Similar to the increase for the quarter ended December 31, 2009, the increase in net interest income for the six month period was primarily due to an increase in interest income and fees from higher loan originations and a decrease in the Company’s cost of funds.  The increase in non-interest income was primarily due to increases of $153,000, or 463.6%, in gain on sale of investments and $129,000, or 100%, in gain on sale of loans, from the prior year period.

At December 31, 2009, the Company reported total assets of $172.2 million, an increase of $17.4 million, or 11.3%, compared to total assets of $154.8 million at June 30, 2009.  The increase in total assets was due to an increase in loans receivable of $23.7 million, or 49.2%, an increase in cash and cash equivalents of $3.4 million, or 34.1%, and an increase in other assets of $2.1 million, or 125.1%. The increase in loans receivable primarily reflects an increase in commercial lending during the six months ended December 31, 2009.  These increases were partially offset by a decrease in investment securities of $11.8 million, or 12.4%.

Total liabilities at December 31, 2009 were $139.9 million, an increase of $16.4 million, or 13.3%, compared to total liabilities of $123.5 million at June 30, 2009.  The increase in total liabilities was due to an increase in deposits of $9.6 million, or 11.2%, and an increase in advances from the Federal Home Loan Bank of Dallas of $6.5 million, or 18.2%.  These increases were primarily associated with the Company’s funding needs for commercial lending growth.  Deposits increased across all deposit categories as we competitively priced our deposit products in order to actively compete in our market area.

Stockholders' equity increased $1.0 million to $32.3 million, or 18.8% of total assets at December 31, 2009, compared to $31.3 million, or 20.2% of total assets at June 30, 2009.  The increase in stockholders’ equity was due primarily to the change in the Company’s accumulated other comprehensive income, increasing from a balance of $439,000 at June 30, 2009 to a balance of $1.2 million at December 31, 2009, net income of $501,000 for the six months ended December 31, 2009, and the distribution of shares associated with the Company’s recognition and retention plan of $124,000.  These increases were partially offset by the acquisition of treasury stock of $207,000 and the payment of dividends of $147,000 during the six months ended December 31, 2009.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from its main office and two branch offices in northwest Louisiana.  The Company's Internet address is http://www. homefederalbancorp.com.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Home Federal Bancorp, Inc. of Louisiana.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	December 31, 2009	June 30, 2009
	(Unaudited)
Cash and cash equivalents	$13,416	$10,007
Investment securities	83,038	94,831
Loans receivable	71,957	48,226
Other assets	3,831	1,702

Total assets	$172,242	$154,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$95,794	$86,146
Advances from the Federal Home Loan Bank of Dallas	42,542	35,997
Other liabilities	1,560	1,313

Total liabilities	139,896	123,456

Stockholders’ equity	32,346	31,310

Total liabilities and stockholders’ equity	$172,242	$154,766

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Three months ended December 31,		Six months ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Total interest income	$2,235	$1,871	$4,425	$3,721
Total interest expense	868	991	1,777	1,971
Net interest income	1,367	880	2,648	1,750
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	1,367	880	2,648	1,750
Non-interest income	285	10	339	53
Non-interest expense	1,275	679	2,228	1,427
Income before income taxes	377	211	759	376
Income taxes	128	72	258	128

NET INCOME	$249	$139	$501	$248

EARNINGS PER SHARE
Basic	$0.08	$0.04	$0.15	$0.08
Diluted	$0.08	$0.04	$0.15	$0.08

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
Clyde D. Patterson, Executive Vice President and Chief Financial Officer
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145